UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 1, 2006
CADENCE DESIGN SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-15867	77-0148231
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

2655 Seely Avenue, Building 5
San Jose, California		95134
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (408) 943-1234
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
     On August 1, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Cadence Design Systems, Inc. (“Cadence”) established the performance criteria and specific goals for the payment of bonuses to executive officers under the Senior Executive Bonus Plan (the “Bonus Plan”) for the second half of 2006. As set forth in the Bonus Plan, the Compensation Committee may select from a set of pre-determined performance criteria, including, but not limited to, earnings per share, return on equity, revenue, income or net income, and operating income or net operating income. For the second half of 2006, the Compensation Committee approved a minimum non-GAAP operating income target as the prerequisite for any payment under the Bonus Plan. The aggregate maximum amount payable to all eligible executive officers (i.e., the “bonus pool”) under the Bonus Plan is 5% of Cadence’s non-GAAP operating income for the second half of 2006. The maximum amount payable to any one executive officer for any fiscal year is the lesser of $5 million or a pre-determined percentage of the aggregate bonus pool as designated by the Compensation Committee.
     The actual bonuses payable for the second half of 2006 (if any) will depend on the extent to which the goals relating to the performance criterion approved by the Compensation Committee (i.e., non-GAAP operating income) are achieved. In addition, the Compensation Committee may exercise discretion to reduce the bonuses that potentially would be payable to the executive officers under the terms of the Bonus Plan based on other factors, such as Cadence’s total revenue, net bookings, operating margin, or business group or individual goals.
     On August 1, 2006, the Compensation Committee increased the target bonus under the Bonus Plan for Moshe Gavrielov, Executive Vice President, Verification Division, and R.L. Smith McKeithen, Senior Vice President and General Counsel, to 100% of base salary, or $400,000 for Moshe Gavrielov and $400,000 for R.L. Smith McKeithen.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: August 4, 2006

CADENCE DESIGN SYSTEMS, INC.
By:	/s/ William Porter
William Porter
Executive Vice President and Chief Financial Officer